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                                                                   EXHIBIT 10.18

                                March 31, 1999


Roger Newton, Ph.D.
President and Chief Executive Officer
Esperion Therapeutics, Inc.
695 KMS Place
Ann Arbor, MI  48108

Dear Roger:

I would like to follow-up on our recent discussions with a proposal for updating the terms of the advisory relationship between Scheer & Company, Inc. ("SCHEER") and Esperion Therapeutics, Inc. ("ESPERION").

I.  Overall Objectives

The goal of the relationship is for Scheer to provide general advisory inputs on corporate strategy and its execution via the active involvement of David I. Scheer on the Esperion Board of Directors, as well as to assist Esperion in its efforts to develop corporate relationships which can include, but not be limited to licensing, research & development funding, strategic alliances, mergers, acquisitions, commercial agreements, and any other relationship for which management of Esperion requests assistance from Scheer & Company.

II.  Workplan

Representatives of Scheer and Esperion will meet on a regular basis to discuss and refine both the overall objectives of the relationship as well as specific follow-up on these objectives. Scheer will assist management of Esperion in the following areas:

     A. General Strategic Advisory and Board Services

     Scheer will provide Esperion with general strategic advisory services including but not limited to issues of corporate strategy, general business development, corporate governance, recruiting, financings, and other matters as requested by the Company. David Scheer will continue to provide active service as part of the Esperion Board of Directors.

     B. Supplemental Business Development

        1. Preparation of documentation for circulation to prospective corporate partners.

        2. Development of a marketing strategy, including analysis of potential projects and target companies.

        3. Development and maintenance of a regular written list of target companies which would be subject to the terms of this Agreement.
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        4.   Initiation and follow-up on contracts with target companies on the approved list.

        5. Negotiations and closure of relationships with companies on the approved list.

        It is also understood that the Company plans on recruiting a Vice-President of Business Development and upon hiring of such an individual, the workplan and responsibilities of Scheer in its efforts to assist Esperion in an outsourced business development function may change.

III.  Professional Resources

Scheer will make available its professional resources to service this relationship. The principal contact for the relationship will be David I. Scheer. The Firm will make available for this relationship additional professional resources from within the firm on a mutually agreed upon basis.

IV.   Terms of Engagement

      1) Cash Retainer. Esperion will provide Scheer a cash retainer of $30,000 per quarter, payable in advance, plus reasonable expenses. Expenses would include telephone, courier services, other office expenses, and travel. Expenses will be invoiced on a monthly basis.

      2)  Transaction-Related Consideration.

      In the event that Scheer either initiates or materially contributes to a financial transaction with a company on the approved list, which is completed either during the term of this Agreement or within one year following its termination, then an incentive fee would be payable by Esperion to Scheer. The fee would be 1% of the consideration paid to Esperion, with such fee being calculated on the basis of the value of all cash payments received by Esperion inclusive of upfront cash, equity investment, research and development funding, licensing fees, milestone payments (i.e., whether or not such payments are creditable towards future royalties), and exclusive of royalties received by Esperion. Payments to Scheer would be timed to the receipt of payments from third parties by Esperion.

      3)  Confidentiality

      Scheer and Esperion will have executed a two-way confidentiality agreement which corresponds to the information exchange which is contemplated as part of the relationship described herein. Any disclosure of information by Scheer will be subject to this Agreement, and the establishment of additional confidentiality agreements with third parties, where needed.

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      4)  Term

      The Agreement will be for one (1) year, and can be extended by mutual agreement of both parties. The Agreement can be terminated with 30 days notice by either party, for any reason.

I hope that this proposal captures the terms of the revised relationship, which we have discussed.

With best regards.

                              Sincerely,



                               /s/ David I. Scheer
                              -----------------------
                              David I. Scheer


Accepted and Agreed to:



/s/ Roger S. Newton 4/1/99
------------------------------------
Roger Newton, Ph.D.      Date
President, Chief Executive Officer
Esperion, Inc.


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